INDEPENDENT AUDITORS' REPORT

To The Trustees and Shareholders of
Federated Stock Trust:

In planning and performing our audit of the financial statements of Federated Stock Trust (the "Trust") for the year ended
October 31, 1999 (on which we have issued our report dated December 17, 1999), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing